                                  Exhibit 11.0
                        Calculation of Earnings per Share
      (share date in thousands, adjusted for August 24, 2001 stock split)


                                                                                   December 31,
                                                                       2002            2001           2000
                                                                       ----            ----           ----
          Weighted Average shares Outstanding                         3,007           2,990          3,049

          Common Stock Equivalents                                       20              --             --

          Average Common Shares and Equivalents, Fully Diluted        3,027           2,990          3,049

          Net income ($000)                                          $1,227            $506           $972

          Basic Earnings per Share                                    $0.41           $0.17          $0.32

          Diluted Earnings per Share                                  $0.41           $0.17          $0.32


                                       9